Stellar Biotechnologies Reports First Quarter 2016 Financial Results and Operational Highlights

PORT HUENEME, CA -- (Marketwired - February 08, 2016) - Stellar Biotechnologies, Inc. ("Stellar" or "the Company") (NASDAQ: SBOT) (TSX VENTURE: KLH), the leader in sustainable manufacture of Keyhole Limpet Hemocyanin ("KLH"), announces its financial results for its first fiscal quarter ended December 31, 2015.

Operational Highlights for First Quarter 2016

  Revenue Increase: Revenue for the three months ended December 31, 2015 increased 130% over the comparable period in 2014, driven primarily by an increase in customers and greater sales volume.

  Listing on Nasdaq Capital Market: On November 5, 2015, Stellar's common shares began trading on the Nasdaq Capital Market ("Nasdaq") under the symbol "SBOT." Stellar believes that the Nasdaq uplisting will enhance the Company's visibility to the broader investment community and provide greater access to institutional investors. Stellar's common shares will continue to trade on the TSX Venture Exchange in Canada under the symbol "KLH."

Recent Developments

  Proposed Joint Venture with Neovacs to Manufacture Conjugated Therapeutic Vaccines with Stellar KLH: On January 20, 2016, Stellar and Neovacs, S.A., entered into a term sheet to form a joint venture for the manufacture of conjugated therapeutic vaccines using Stellar's proprietary KLH. The purpose of the proposed joint venture is to produce Neovacs' Kinoid product candidates, including IFNa-Kinoid, as well as potentially manufacture other KLH-based immunotherapies on behalf of third party customers. There can be no assurance that the Joint Venture will be consummated or, if consummated, will achieve the expected results.

"We are pleased to report good momentum heading into 2016, with what we believe are positive indicators for our core KLH business," said Frank Oakes, President, Chief Executive Officer, and Chairman of Stellar Biotechnologies, Inc. "We are focusing on continuing to increase sales revenue, and we are working to expand our commercial and clinical opportunities with new collaborations such as the recently proposed joint venture with Neovacs in France."

First Quarter Ended December 31, 2015 Financial Results:

Revenues: Stellar generated total revenues of $488,160 for the three months ended December 31, 2015, compared to $212,661 for the three months ended December 31, 2014, an increase of 130%. The increase in revenue resulted primarily from increases in product sales caused by an increase in the number of customers and increased sales volume including sales under supply agreements and custom manufactured products.

Expenses: Total expenses were $1.8 million for the three months ended December 31, 2015, compared to $1.5 million for the same period in 2014. Costs of revenues increased to $396,976 for the first quarter of 2015, compared to $177,101 for the same period in 2014, consistent with increased product sales and contract services revenue. Research and development expenses decreased to $288,849 for the three months ended December 31, 2015, compared to $418,821 for the same period in 2014 due to our refocus from internal R&D to manufacturing our Stellar KLH™ products in response to increased customer demand. General and administration expenses increased to $1,109,689 for the three months ended December 31, 2015, compared to $942,153 for the same period in 2014. The increase resulted from a combination of increased corporate expenses, including our Nasdaq listing fees, compensation increases, increased share based compensation and increased investor relations activity, offset by decreased business development travel.

Net Loss: Net loss was $1.63 million, or ($0.19) loss per basic share, for the three months ended December 31, 2015, compared to $1.34 million, or ($0.17) loss per basic share, for the three months ended December 31, 2014. The increase in net loss was primarily due to fluctuations in noncash gain/loss in fair value of warrant liability.

Capital Resources: Working capital was $8.97 million as of December 31, 2015, compared to working capital of $7.49 million as of September 30, 2015. Cash and cash equivalents totaled $3.89 million at December 31, 2015, compared to cash and cash equivalents of $3.96 million at September 30, 2015, which represented a decrease of $67,953. Short-term investments totaled $5.02 million at December 31, 2015, compared to short-term investments of $5.02 million at September 30, 2015, which represented an increase of $1,629.

Shareholders' Equity: Stellar had positive shareholders' equity of $9.6 million and approximately 8.45 million shares outstanding as of December 31, 2015, compared to shareholders' equity of $8.0 million and approximately 7.98 million shares outstanding at September 30, 2015. The increase in shareholders' equity was the result of the exercise of warrants during the quarter, offset by net loss.

Conference Call and Webcast Information:
Date: Wednesday, February 10, 2016
Time: 1:30 PM ET/10:30 AM PT
Participant Dial-in: 1-913-981-5510
Conference Call Participant Passcode: 9642481
Webcast Link: https://www.webcaster4.com/Webcast/Page/1359/13282

Q&A submission: Questions for management may be submitted via the chat feature of the live online webcast.

Please log in at least 10 minutes before the start time to ensure timely participation and appropriate web interface platform.

For the live and archived webcast link, please visit the investor presentation section on Stellar Biotechnologies' website at: http://ir.stellarbiotechnologies.com/events-calendar

A replay of the call will be available approximately two hours after the live call through February 24, 2016. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international) and entering passcode 9642481. The webcast replay will be available shortly after the conference call; to review visit the "Investors" section of the Stellar's Company website at: http://ir.stellarbiotechnologies.com/events-calendar.

Stellar Biotechnologies will its Form 10-Q for the period ending December 31, 2015 with the Securities and Exchange Commission ("SEC") on Monday, February 8, 2016. To view the Company's filings under Form 20-F, Form 10-K, 10-Q and 8-K, please visit the U.S. SEC website (www.sec.gov/). To view the Company's filings with the Canadian Securities Administrators ("CSA"), including the Management Discussion and Analysis and related consolidated financial statements, please visit the CSA's SEDAR website (www.sedar.com).

About Stellar Biotechnologies, Inc.

Stellar Biotechnologies, Inc. (NASDAQ: SBOT) (TSX VENTURE: KLH) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an important immune-stimulating protein used in wide-ranging therapeutic and diagnostic markets. KLH is both an active pharmaceutical ingredient (API) in many new immunotherapies (targeting cancer, immune disorders, Alzheimer's and inflammatory diseases) as well as a finished product for measuring immune status. Stellar Biotechnologies is unique in its proprietary methods, facilities, and KLH technology. We are committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and developing KLH-based active immunotherapies.

Visit www.stellarbiotech.com and the KLH knowledge base www.klhsite.org.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; governmental regulations and the ability or failure to comply with governmental regulations; the timing of the Company's or its partners' anticipated results, including in connection with clinical trials; and other factors referenced in the Company's filings with securities regulators. For a discussion of further risks and uncertainties related to the Company's business, please refer to the Company's public company reports filed with the B.C. Securities Commission and the U.S. Securities and Exchange Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, the Company assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States. Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of the information contained in this press release.

                Condensed Interim Consolidated Balance Sheets
                    (Unaudited - Prepared by Management)
                         (Expressed in US Dollars )

                                                 ------------- -------------
                                                  December 31, September 30,
                                                      2015          2015
                                                 ------------- -------------

Assets:
  Cash, cash equivalents and short-term
   investments                                   $   8,904,350 $   8,970,674
  Other current assets                                 788,202       895,945
  Noncurrent assets                                    661,941       519,308

                                                 ------------- -------------
    Total Assets                                 $  10,354,493 $  10,385,927
                                                 ============= =============

Liabilities and Shareholders' Equity:
  Accounts payable, accrued liabilities and
   deferred revenue                              $     723,675 $     830,018
  Warrant liability, including current portion               -     1,550,630
  Shareholders' equity                               9,630,818     8,005,279

                                                 ------------- -------------
    Total Liabilities and Shareholders' Equity   $  10,354,493 $  10,385,927
                                                 ============= =============

          Condensed Interim Consolidated Statements of Operations
                    (Unaudited - Prepared by Management)
                         (Expressed in US Dollars )

                                                    Three Months Ended
                                                December 31,   December 31,
                                                    2015           2014
                                               -------------  -------------

Revenues:
  Contract services revenue                    $      32,000  $      60,000
  Product sales                                      456,160        152,661

                                               -------------  -------------
    Total Revenues                                   488,160        212,661

Expenses:
  Costs of revenues                                  396,976        177,101
  Research and development                           288,849        418,821
  General and administration                       1,109,689        942,153

                                               -------------  -------------
    Total Expenses                                 1,795,514      1,538,075

Other Income (Loss):
  Foreign exchange loss                             (109,128)      (161,112)
  Gain (loss) in fair value of warrant
   liability                                        (211,956)       139,556
  Other income                                         5,835         13,293

Income tax expense                                     7,200          9,800

                                               -------------  -------------
Net Loss                                       $  (1,629,803) $  (1,343,477)
                                               =============  =============

Loss per common share - basic and diluted      $       (0.19) $       (0.17)

          Condensed Interim Consolidated Statements of Cash Flows
                    (Unaudited - Prepared by Management)
                         (Expressed in US Dollars )

                                                    Three Months Ended
                                                December 31,   December 31,
                                                    2015           2014
                                               -------------  -------------

Cash Flows Used In Operating Activities:
  Net loss                                     $  (1,629,803) $  (1,343,477)
  Items not affecting cash:
    Depreciation and amortization                     32,386         37,535
    Share-based payments                             124,496         86,865
    Foreign exchange loss                            109,128        161,112
    (Gain) loss in fair value of warrant
     liability                                       211,956       (139,556)
  Changes in working capital items                   (22,708)       (88,023)

                                               -------------  -------------
Net cash used in operating activities             (1,174,545)    (1,285,544)

Net cash provided by (used in) investing
 activities                                         (176,648)       402,840

Net cash provided by financing activities          1,368,260         28,719

Effect of exchange rate changes on cash and
 cash equivalents                                    (85,020)      (153,657)

                                               -------------  -------------
Net change in cash and cash equivalents              (67,953)    (1,007,642)

Cash and cash equivalents - beginning of
 period                                            3,955,503      8,768,459

                                               -------------  -------------
Cash and cash equivalents - end of period      $   3,887,550  $   7,760,817
                                               =============  =============

Stellar Biotechnologies Company Contact:
Mark A. McPartland
Vice President of Corporate Development and Communications
Phone: +1 (805) 488-2800 ext. 103
markmcp@stellarbiotech.com
www.stellarbiotech.com